Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Prospectus constituting a part of this Registration Statement Amendment No. 1 on Form F-4 of our report dated March 25, 2021, with respect to our audit of the financial statements of Bridgetown 2 Holdings Limited as of December 31, 2020 and for the period from June 24, 2020 (inception) through December 31, 2020, and the incorporation by reference of our report dated February 3, 2021, except for the effects of the restatement disclosed in Note 2, as to which the date is January 18, 2022, with respect to the audit of the financial statement of Bridgetown 2 Holdings Limited as of January 28, 2021, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
January 24, 2022